Ten Industrial Way East, Ste 2, Eatontown, NJ  07724  (732) 544-8111  Fax (732) 544-8788  E-Mail: tax@wgpc.net

      Wiener, Goodman

& Company, P.C.

Certified Public Accountants

            & Consultants

Joel Wiener, CPA

Gerald Goodman, CPA

Memberships

    SEC Practice Section of AICPA

    PCPS of AICPA

    American Institute of CPA

    New Jersey Society of CPA

Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 24, 2005, except as to notes 11,13,14 and 15 for which the date is August 5, 2005, included in the Registration Statement on Amendment No. 1 to Form SB-2 and related Prospectus of EP Global Communications, Inc. for the registration of shares of its common stock.

Wiener, Goodman & Company, P.C.

Eatontown, New Jersey

December 5, 2005